Exhibit 10.2

EMPLOYMENT AGREEMENT

BETWEEN

BRIAN R. ADAMS

AND

KERYX BIOPHARMACEUTICALS, INC.

EMPLOYMENT AGREEMENT

1.	Effective Date		1

2.	Employment		1

3.	Employment Period		1

4.	Extent of Service		2

5.	Compensation and Benefits		2

	(a)	Base Salary	2

	(b)	Incentive, Savings and Retirement Plans	2

	(c)	Welfare Benefit Plans	3

	(d)	Expenses	3

	(d)	Vacation	3

6.	Termination of Employment		4

	(a)	Death	4

	(b)	Disability	4

	(c)	Termination by the Company	4

	(d)	Termination by Executive	5

	(e)	Notice of Termination	6

	(f)	Date of Termination	6

7.	Obligations of the Company upon Termination		6

	(a)	Termination by Executive for Good Reason; Termination by the Company without Cause	6

	(b)	Death or Disability	7

	(c)	Termination by the Company for Cause; Resignation by Executive Other than for Good Reason	8

	(d)	Expiration of Employment Period	8

	(e)	Termination of the Agreement by the Company prior to the Start Date without Cause	9

8.	Change in Control		9

	(a)	Definition	9

	(b)	Severance Benefits	10

9.	Non-exclusivity of Rights		11

10.	No Mitigation		11

11.	Mandatory Reduction of Payments in Certain Events		11

12.	Restrictions on Conduct of Executive		12

	(a)	General	12

	(b)	Definitions	12

	(c)	Restrictive Covenants	14

	(d)	Enforcement of Restrictive Covenants	15

13.	Invention Assignment		16

14.	Return of Materials		17

15.	Successors and Assigns		17

16.	Cooperation		17

17.	Code Section 409A		17

	(a)	General	17

	(b)	Definitional Restrictions	18

	(c)	Six-Month Delay in Certain Circumstances	18

18.	Miscellaneous		19

	(a)	Governing Law	19

	(b)	Captions	19

	(c)	Amendments	19

	(d)	Notices	19

	(e)	Severability	19

	(f)	Withholding	19

	(g)	Waivers	20

	(h)	Entire Agreement	20

	(i)	Arbitration	20

	(j)	Timing of Release	20

	(k)	Counterparts; Scanned Signatures	21

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 8th day of April, 2014 by and between Keryx Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), and Brian R. Adams (“Executive”), to be effective as of the Effective Date, as defined in Section 1.

BACKGROUND

The Company desires to engage Executive as General Counsel of the Company in accordance with the terms of this Agreement. Executive is willing to serve as such in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Effective Date. The effective date of this Agreement (the “Effective Date”) shall be the date first written above.

2. Employment. Executive shall be employed as General Counsel of the Company commencing by no later than April 14, 2014 (the date on which Executive actually commences employment with the Company shall be the “Start Date”); provided, however, that if Executive does not commence employment by April 14, 2014 for any reason, then this Agreement shall become null and void and neither Executive nor the Company shall have any obligations hereunder other than as expressly set forth in Section 7(e) hereof. In his capacity as General Counsel, Executive shall have the duties, responsibilities and authority commensurate with such position as shall be assigned to him by the Chief Operating Officer (the “COO”), the Chief Executive Officer (the “CEO”) and the Board of Directors of the Company (the “Board”), including but not limited to, building and managing a fully-integrated legal function at the Company, including post-marketing compliance; and other corporate efforts, as requested and agreed to with the COO. In his capacity as General Counsel, Executive will report directly to the COO. The principal location of the Executive’s employment shall be at the Company’s offices in Boston, Massachusetts. The Executive understands and agrees that he may be required to travel from time to time for business reasons, including travel to/from the Company’s offices in New York, New York.

3. Employment Period. Unless earlier terminated herein in accordance with Section 6 hereof, Executive’s employment shall be for a term beginning on the Start Date and ending on March 15, 2017 (the “Employment Period”). The Employment Period may be extended upon the mutual, written agreement of the parties In the case of any such extension, the terms and conditions of this Agreement shall continue to govern unless otherwise agreed to in writing by the parties.

4. Extent of Service. During the Employment Period, Executive agrees to devote his full business time, attention, energy and best efforts to the business and affairs of the Company and to use Executive’s reasonable best efforts to perform faithfully and efficiently the responsibilities assigned to Executive hereunder. During the Employment Period it shall not be a violation of this Agreement for Executive to (A) manage personal investments, or (B) devote time to charitable and community activities or, with the approval of the COO, industry or professional activities including service on the board of directors of another corporation, so long as such activities do not interfere or conflict with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

5. Compensation and Benefits.

(a) Base Salary. During the Employment Period, the Company will pay to Executive a base salary at the rate of U.S. $305,000 per year (“Base Salary”), less normal withholdings, payable in approximately equal bi-weekly or other installments as are or become customary under the Company’s payroll practices for its employees from time to time. The Compensation Committee of the Board shall review Executive’s Base Salary annually and, in its sole discretion, may increase Executive’s Base Salary from year to year. Such adjusted salary then shall become Executive’s Base Salary for purposes of this Agreement. The annual review of Executive’s Base Salary by the Board will consider, among other things, Executive’s own performance and the Company’s performance.

(b) Incentive, Savings and Retirement Plans. During the Employment Period, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs available to other senior executive officers of the Company (“Peer Executives”), and on the same basis as such Peer Executives. Without limiting the foregoing, the following shall apply:

(i) Discretionary Annual Bonus. For each year during the Employment Period, Executive may be eligible to receive a discretionary annual bonus, not to exceed 40% of his Base Salary (the “Annual Bonus”). The Compensation Committee, in its sole discretion, will establish performance goals and objectives from year to year on which the Annual Bonus will be based, and the Compensation Committee likewise reserves the sole discretion to modify such goals and objectives, or the final amount of the Annual Bonus, based upon events occurring during the related year or its assessment of the Company’s or the Executive’s performance in general. The Compensation Committee will provide the Executive with such goals and objectives and any modifications it may make. Unless otherwise provided herein, no Annual Bonus shall be deemed to have been earned by Executive for any year in which Executive is not actively employed by the Company on the last day of the fiscal year to which the bonus relates. The Company shall pay the Annual Bonus no later than two and a half months after the end of the fiscal year to which the applicable bonus relates.

(ii) Equity Grants. On the Start Date, the Company shall grant to Executive under the Company’s 2013 Incentive Plan (the “Plan”):

1.	40,000 restricted shares of Company common stock (the “Restricted Stock”). The Restricted Stock will vest over three years with the first one-third vesting on the first anniversary of the Start Date and thereafter the remaining shares shall vest in equal quarterly installments through the third anniversary of the Start Date, conditioned upon Executive’s continuing employment, and subject to other terms and conditions set forth in the award certificate memorializing the Restricted Stock and the Plan. The vesting of the Restricted Stock shall accelerate in full upon the occurrence of a Change-in-Control, as such term is defined in this Agreement.

2.	60,000 stock options (the “Stock Options”). The Stock Options will vest over three years with the first one-third vesting on the first anniversary of the Start Date and thereafter the remaining shares shall vest in equal quarterly installments through the third anniversary of the Start Date, conditioned upon Executive’s continuing employment, and subject to other terms and conditions set forth in the award certificate memorializing the Stock Options and the Plan. The vesting of the Stock Options shall accelerate in full upon the occurrence of a Change-in-Control, as such term is defined in this Agreement.

During the Employment Period, Executive may be eligible for additional stock-based awards under the Company’s incentive plans, as determined by the Compensation Committee from time to time. Nothing herein requires the Board or the Compensation Committee to make additional grants of options or other awards in any year.

(c) Welfare Benefit Plans. During the Employment Period, Executive and Executive’s eligible dependents shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription drug, dental, disability, and employee life insurance plans and programs) (“Welfare Plans”) to the extent available to other Peer Executives.

(d) Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in the course of performing his duties and responsibilities under this Agreement, in accordance with the policies, practices and procedures of the Company with respect to travel, entertainment and other business expenses, including but not limited to professional fees associated with maintaining your legal credentials (e.g. registration fees, bar association fees and CLE costs).

(e) Vacation. During the Employment Period, Executive will be entitled to four weeks of paid vacation per calendar year, subject to and in accordance with the Company’s vacation policies. In accordance with Company policy, vacation days cannot be accrued and any vacation days not used in any calendar year will be forefeited.

6. Termination of Employment.

(a) Death. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period.

(b) Disability. If the Company determines in good faith that Executive has become Disabled (as defined below) during the Employment Period, it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, Executive shall be Disabled if either of the following conditions is met, as determined by the Board in good faith:

(i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for one or more periods totaling one hundred and twenty (120) days in any twelve (12) month period; or

(ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for one or more periods totaling one hundred and twenty (120) days in any twelve (12) month period, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(c) Termination by the Company. The Company may terminate Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, a termination shall be considered to be for “Cause” if it occurs in conjunction with a determination by the Board that any of the following has occurred:

(i) Executive’s conviction of, pleading guilty to, or confession to a felony or any crime involving any act of dishonesty, fraud, misappropriation or embezzlement;

(ii) Executive’s misconduct or gross negligence in connection with the performance of his duties hereunder, including a violation of the Company’s written policies or Code of Conduct and Ethics;

(iii) Executive’s engaging in any fraudulent, disloyal or unprofessional conduct which is, or is likely to be, injurious to the Company, its financial condition, or its reputation;

(iv) Executive’s failure to perform his duties with the Company (other than any such failure resulting from Executive’s Disability);

(v) Executive’s failure to meet performance standards which may be agreed upon by Executive and the Company in writing from time to time (with the understanding that failure to meet the performance criteria established with respect to an Annual Bonus alone shall not constitute Cause for purposes of this Agreement); or

(vi) Executive’s breach of the covenants set forth in Section 12 of this Agreement, or material breach of any other provisions of this Agreement.

If the Company determines that it has grounds to terminate Executive’s employment for Cause pursuant to the provisions of clauses (iv), (v), or (vi) of this subsection (c), then it will first deliver to Executive a written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate his employment for Cause, and Executive will have 30 days after the receipt of such written notice to cease such actions or otherwise correct any such failure or breach. If Executive does not cease such actions or otherwise correct such failure or breach within such 30-day period, or having once received such written notice and ceased such actions or corrected such failure or breach, Executive at any time thereafter again so acts, fails, or breaches, the Company may terminate his employment for Cause immediately. The Company may terminate Executive’s employment without Cause, or for Cause pursuant to the provisions of clauses (i), (ii), or (iii) of this subsection (c), immediately.

(d) Termination by Executive. Executive’s employment may be terminated by Executive with or without Good Reason. Executive’s termination without Good Reason shall require 30 days’ prior written notice to the Company. Executive’s termination for Good Reason must occur within a period of 90 days after the occurrence of an event of Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following, without Executive’s consent:

(i) a material diminution in Executive’s Base Salary, which for purposes of this Agreement shall mean a reduction of more than 15% in the aggregate;

(ii) a material diminution in Executive’s title, position, authority, duties, or responsibilities;

(iii) a material change in the geographic location of the Executive’s principal place of business, which for purposes of this Agreement shall mean a location more than thirty-five (35) miles from the Company’s offices in Boston, Massachusetts at which the Executive was principally employed except for required travel on the Company’s business; or

(iv) any other action or inaction that constitutes a material breach by the Company of this Agreement.

A termination by Executive shall not constitute termination for Good Reason unless Executive shall first have delivered to the Company a written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 60 days after the initial occurrence of such event), and there shall have passed a reasonable time (not less than 30 days) within which the Company may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Executive. Good Reason shall not include Executive’s death or Disability. The parties intend, believe and take the position that a resignation by the Executive for Good Reason as defined above effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Code and Treas. Reg. §1.409A-1(n)(2).

(e) Notice of Termination. Any termination by the Company or Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 18(d) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or Executive hereunder or preclude the Company or Executive from asserting such fact or circumstance in enforcing its rights hereunder.

(f) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated other than by reason of death or Disability, the date of receipt of the Notice of Termination or any later date specified therein, or (ii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

7. Obligations of the Company upon Termination.

(a) Termination by Executive for Good Reason; Termination by the Company without Cause. If, during the Employment Period, the Company shall terminate Executive’s employment without Cause, or Executive shall terminate his employment for Good Reason, then and, with respect to the payments and benefits described in clause (ii), (iv), and (v) below, only if Executive shall have executed and not revoked a release of claims in a form satisfactory to the Company:

(i) the Company shall pay to Executive in a lump sum in cash within 60 days after the Date of Termination, the exact payment date to be determined by the Company (or such later date as may be required pursuant to Section 17 hereof), the sum of (1) Executive’s Base Salary through the Date of Termination to the extent not theretofore paid, (2) the Annual Bonus earned by the Executive for the fiscal year immediately prior to the year in which the Date of Termination occurs, if any, to the extent not theretofore paid, and (3) any accrued but unused vacation pay to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the “Accrued Obligations”); and

(ii) the Company shall pay to Executive twelve (12) months of severance pay based on Executive’s Base Salary as of the Date of Termination (the “Severance Pay”). The foregoing Severance Pay shall be paid in equal installments over the severance period in accordance with the Company’s usual payroll schedule, commencing on the date that the release referred to above may no longer be revoked (or such later date as may be required pursuant to Section 17). In addition the Executive shall receive a cash payment equal to the total monthly premium payment (both the Company’s portion and the Executive’s portion of such premium) under the Company’s group healthcare plan as in effect on the Date of Termination multiplied by twelve (12), payable in a lump sum within sixty (60) days following the Date of Termination, and

(iii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is entitled to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”), and

(iv) any vested portion of stock options granted to Executive by the Company shall remain exercisable by the Executive for a period of six (6) months following the Date of Termination (or, if earlier, the normal expiration date of such stock options), and any unvested portions of stock options granted to Executive by the Company shall lapse and be forfeited without consideration as of the Date of Termination.

(b) Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or Disability during the Employment Period, this Agreement shall terminate without further obligations to Executive or Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive or Executive’s estate or beneficiaries, as applicable, in a lump sum in cash within 60 days after the Date of Termination. With respect to the provision of Other Benefits, the term “Other Benefits” as used in this Section 7(b) shall include without limitation, and Executive or Executive’s estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death, disability or retirement benefits, if any, as are applicable to Executive on the Date of Termination. In addition, in the event of such a termination, and provided that Executive or his estate or beneficiaries, if applicable, executes and does not revoke a release of claims in a form acceptable to the Company:

(i) any vested portion of stock options granted to Executive by the Company shall remain exercisable by the Executive and/or his estate or beneficiaries for a period of six (6) monthsear following the Date of Termination (or, if earlier, the normal expiration date of such stock options), and any unvested portion of stock options granted to Executive by the Company shall lapse and be forfeited without consideration as of the Date of Termination; and

(ii) if Executive’s employment terminates due to death, the Compensation Committee of the Board shall determine the extent to which any of the performance goals and objectives established pursuant to Section 5(b)(i) above were met as of the time Executive’s death. If, based on that determination, the Compensation Committte of the Board determines that a bonus is due, the Company shall pay Executive’s estate an amount equal to such bonus, pro-rated for the portion of the fiscal year elapsed as of the time of Executive’s death.

(c) Termination by the Company for Cause; Resignation by Executive Other than for Good Reason. If Executive’s employment shall be terminated for Cause during the Employment Period, or Executive shall resign other than for Good Reason during the Employment Period, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations minus the Annual Bonus earned by the Executive for the fiscal year immediately prior to the year in which the Date of Termination occurs, if any, to the extent not theretofore paid, and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive in a lump sum in cash within 60 days after the Date of Termination. In addition, in the event of such a termination, any unvested equity awards shall lapse and be forfeited without consideration on the Date of Termination.

(d) Expiration of Employment Period. If Executive’s employment shall be terminated by the Company or by the Executive upon the normal expiration of the Employment Period as provided for in Section 3 hereof, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive in a lump sum in cash within 60 days after the Date of Termination. In addition, in the event of such a termination, and provided that Executive or his estate or beneficiaries, if applicable, executes and does not revoke a release of claims in a form acceptable to the Company, any vested portion of stock options granted to Executive by the Company shall remain exercisable by the Executive and/or his estate or beneficiaries for a period of six (6) months following the Date of Termination (or, if earlier, the normal expiration date of such stock options), and any unvested portions of stock options granted to Executive by the Company shall lapse and be forfeited without consideration as of the Date of Termination.

(e) Termination of the Agreement by the Company prior to the Start Date without Cause. If, during the time period between the Effective Date and the Start Date, the Company shall terminate this Agreement without Cause, and only if Executive shall have executed and not revoked a release of claims in a form satisfactory to the Company, then the Company shall pay to Executive twelve (12) months of severance pay based on Executive’s anticipated Base Salary as of the Start Date. The foregoing shall be paid in equal installments over a twelve (12) month period in accordance with the Company’s usual payroll schedule, commencing on the date that the release referred to above may no longer be revoked (or such later date as may be required pursuant to Section 17).

8. Change in Control.

(a) Definition. For the purposes of this Agreement, a “Change in Control” shall mean:

(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act) of beneficial ownership of any capital stock of the Company if, after such acquisition, such individual, entity or group beneficially owns (within the meaning of Rule 13d-3 promulgated under the 1934 Act) 30% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the individual, entity or group exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or

(ii) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director’ means at any date a member of the Board (x) who was a member of the Board on the Start Date of this Agreement or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).

(b) Severance Benefits. Upon the occurrence of a Change in Control, if, within one year after the effective date of the Change in Control, Executive’s employment is terminated by the Company or the successor corporation to the Company without Cause, or Executive resigns for Good Reason, then in addition to payment of the Accrued Obligations and Other Benefits, and provided that Executive shall have executed and not revoked a general release of claims in a form satisfactory to the Company: (i) the Executive shall receive a cash payment equal to the sum of (A) 100% of the Executive’s annual Base Salary as of the Date of Termination or, if higher, at the rate in effect immediately prior to a Change in Control, and (B) the Annual Bonus earned by the Executive for the fiscal year immediately prior to the year in which the Date of Termination occurs, if any, payable in a lump sum within sixty (60) days following the Date of Termination; and (ii) the Executive shall receive a cash payment equal to the total monthly premium payment (both the Company’s portion and the Executive’s portion of such premium) under the Company’s group healthcare plan as in effect on the Date of Termination multiplied by twelve (12), payable in a lump sum within sixty (60) days following the Date of Termination. The foregoing shall be in lieu of and not in addition to any amounts that Executive would otherwise be entitled to receive under Section 7 hereof in the event of a termination without Cause or resignation for Good Reason.

9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any employee benefit plan, program, policy or practice provided by the Company or its affiliated companies and for which Executive may qualify, except as specifically provided herein. Amounts that are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

10. No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the severance amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

11. Mandatory Reduction of Payments in Certain Events.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payment to Executive, a calculation shall be made comparing (i) the net benefit to Executive of the Payment after payment of the Excise Tax, to (ii) the net benefit to Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made in such a manner as to maximize the economic present value of all Payments actually made to Executive, determined by the Determination Firm (as defined in Section 11(b) below) as of the date of the Change in Control using the discount rate required by Section 280G(d)(4) of the Code.

(b) The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to Section 12(a)(i) and (ii) above shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and Executive (the “Determination Firm”) which shall provide detailed supporting calculations. Any determination by the Determination Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which Executive was entitled to, but did not receive pursuant to Section 11(a), could have been made without the imposition of the Excise Tax (“Underpayment”). In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, but no later than December 31 of the year after the year in which the Underpayment is determined to exist.

(c) In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 11 shall be of no further force or effect.

12. Restrictions on Conduct of Executive.

(a) General. Executive and the Company understand and agree that the purpose of the provisions of this Section 12 is to protect the legitimate business interests of the Company, as more fully described below, and is not intended to impair or infringe upon Executive’s right to work, earn a living, or acquire and possess property from the fruits of his labor. Executive hereby acknowledges that Executive has received good and valuable consideration for the post-employment restrictions set forth in this Section 12 in the form of the compensation and benefits provided for herein. Executive hereby further acknowledges that the post-employment restrictions set forth in this Section 12 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of this Agreement.

In addition, the parties acknowledge: (A) that Executive’s services under this Agreement require special expertise and talent in the provision of Competitive Services and that Executive will have substantial contacts with customers, suppliers, advertisers and vendors of the Company; (B) that pursuant to this Agreement, Executive will be placed in a position of trust and responsibility and he will have access to a substantial amount of Confidential Information and Trade Secrets and that the Company is placing him in such position and giving him access to such information in reliance upon his agreement to comply with the obligations set forth in this Section 12; (C) that due to his management duties, Executive will be the repository of a substantial portion of the goodwill of the Company and would have an unfair advantage in competing with the Company; (D) that due to Executive’s special experience and talent, the loss of Executive’s services to the Company under this Agreement cannot reasonably or adequately be compensated solely by damages in an action at law; (E) that Executive is capable of competing with the Company; and (F) that Executive is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement.

Therefore, subject to the limitations of reasonableness imposed by law, Executive shall be subject to the restrictions set forth in this Section 12.

(b) Definitions. The following capitalized terms used in this Section 12 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

“Competitive Services” means services involving the acquisition, development or commercialization of oral iron pharmaceutical products that are the same as or substantially similar to the oral iron pharmaceutical products offered or provided by the Company or are in competition with the Company’s products.

“Confidential Information” means all data and information relating to the business of the Company that is disclosed to Executive or of which Executive becomes aware as a consequence of his employment and that has value to the Company and is not generally disclosed to those not employed or otherwise engaged by the Company. “Confidential Information” shall include, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

“End Date” means the last day of Executive’s employment with the Company for any reason whatsoever.

“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

“Protected Customers” means any Person to whom the Company sold its products or services or solicited to sell its products or services during the Employment Period and (a) with whom Executive dealt on behalf of the Company; (b) whose dealings with the Company were coordinated or supervised by Executive; or (c) about whom Executive obtained Trade Secrets or Confidential Information in the ordinary course of business as a result of his employment.

“Protected Employees and Contractors” means employees and independent contractors of the Company who were employed or engaged by the Company at any time within six (6) months prior to the End Date.

“Protected Providers” means any service provider, vendor or supplier with whom the Company conducted business or solicited to conduct business during the twelve (12) months prior to the End Date.

“Restricted Period” means the Employment Period and the one (1) year period following the End Date.

“Restricted Territory” means countries where Keryx has the right to market Zerenex, including, but not limited to, North America, European Union, Eastern Europe, Central and Latin America.

“Restrictive Covenants” means the restrictive covenants contained in Section 12(c) hereof.

“Trade Secret” means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. This definition shall not limit any definition of “trade secret” or any equivalent term under state or federal law.

(c) Restrictive Covenants.

(i) Restriction on Disclosure and Use of Confidential Information and Trade Secrets. Executive understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company, and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that throughout the Employment Period and at all times after the End Date, for so long as the information at issue remains either Confidential Information or a Trade Secret, Executive will not, directly or indirectly, reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information or Trade Secrets and will not, directly or indirectly, use or make use of any Confidential Information or Trade Secrets in connection with any business activity other than that of the Company.

Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information or Trade Secrets that are required to be disclosed by law, court order or other valid legal process; provided, however, that in the event disclosure is required by law, Executive shall provide the Company with prompt, written notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

(ii) Non-Solicitation of Protected Employees and Contractors. Executive understands and agrees that the relationship between the Company and each of its Protected Employees and Contrators constitutes a valuable asset of the

Company and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that, during the Restricted Period, Executive shall not, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any Person or otherwise, solicit or induce any Protected Employee or Contractor to terminate his or her relationship with the Company or to enter into an employment, consulting or similar relationship with any other Person.

(iii) Non-Solicitation of Protected Customers. Executive understands and agrees that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that, during the Restricted Period, Executive shall not, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services.

(iv) Non-Interference with Protected Providers. Executive understands and agrees that the relationship between the Company and each of its Protected Providers constitutes a valuable asset of the Company and may not be converted to Executive’s own use. Executive hereby agrees that, during the Restricted Period, Executive shall not, directly or indirectly, solicit or induce or attempt to solicit or induce any Protected Provider to cease, reduce or alter its relationship with the Company.

(v) Non-Competition with the Company. In consideration of the compensation and benefits being paid and to be paid by the Company to Executive hereunder and the equity awards granted by the Company, Executive hereby agrees that, during the Restricted Period, Executive will not, directly or indirectly, engage in or provide Competitive Services within the Restricted Territory, whether on his own behalf or as a Principal or Representative of any other Person, in a capacity that involves the exercise of any job duties or responsibilities the same as or similar to the job duties and responsibilities executed by Executive on behalf of the Company; provided, however, that the foregoing shall not be deemed to prohibit the ownership by Executive of not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Exchange Act, which investment does not exceed 3% of Executive’s net worth.

(d) Enforcement of Restrictive Covenants.

(i) Rights and Remedies Upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, without the necessity of posting bond, Executive from violating or threatening to violate the Restrictive Covenants and to have the

Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants could cause irreparable injury to the Company and that money damages may not provide an adequate remedy to the Company. The foregoing rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

(ii) Severability of Covenants. The parties hereunder agree that the Restrictive Covenants shall be considered and construed as separate and independent covenants. Should any part or provision of any Restrictive Covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement.

(iii) Reformation. The parties hereunder agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent possible under applicable law. The parties further agree that, in the event any court of competent jurisdiction shall find that any provision hereof is not enforceable in accordance with its terms, the court shall reform the Restrictive Covenants such that they shall be enforceable to the maximum extent permissible at law.

13. Invention Assignment. Executive agrees that he will promptly and fully disclose in writing to the Company all inventions, designs, concepts, discoveries, developments, improvements, and innovations, whether or not they merit patent, trademark or copyright protection, conceived of, designed or reduced to practice by Executive, either solely or in concert with others, at any time during his employment, which (i) relate in any manner, whether at the time of conception, design or reduction to practice, to the Company’s business or its actual or demonstrably anticipated research or development; (ii) result from any work performed by Executive on behalf of the Company; or (iii) result from the use of the Company’s equipment, supplies, facilities, Confidential Information or Trade Secrets (collectively referred to as “Inventions”).

Executive acknowledges and agrees that he will keep and maintain adequate written records of all such Inventions at all stages thereof in the form of notes, sketches, drawings, photographs, printouts, and/or reports relating thereto. These records are and shall remain the property of, and be available to, the Company or its designee(s) at all times. Executive further acknowledges that all such Inventions shall be the exclusive property of the Company. As such, Executive hereby assigns his entire right, title, and interest in and to all such Inventions to the Company or its designee(s). Executive will, at the Company’s request and expense, execute specific transfers, assignments, documents or other instruments and take such further action as may be considered necessary by the Company at any time during or subsequent to Executive’s employment to obtain and defend any intellectual property rights and vest complete title and ownership to such Inventions to the Company or its designee(s).

14. Return of Materials. Executive agrees that he will not retain or destroy, and will immediately return to the Company on or prior to his last day of employment, or at any other time the Company requests such return, any and all property of the Company that is in his possession or subject to his control, including, but not limited to, keys, credit and identification cards, equipment, client files and information, and all Confidential Information and Trade Secrets. Executive will not make, distribute or retain copies of any such information or property. Executive agrees that he will reimburse the Company for all of its costs, including reasonable attorneys’ fees, of recovering the above materials and otherwise enforcing compliance with this provision if he does not return the materials in compliance with this provision.

15. Successors and Assigns.

(a) This Agreement is personal to Executive and shall not be assignable by Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) The Company may assign this Agreement without the consent of Executive. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

16. Cooperation. Both during and after his employment, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations under this Section 16 at the request of the Company. If Executive is entitled to be paid or reimbursed for any expenses under this Section 16, the amount reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Executive’s obligations under this Section 16.

17. Code Section 409A.

(a) General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.

(b) Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder, or a different form of payment would be effected, by reason of a Change in Control or the Executive’s Disability or termination of employment, such amount or benefit will not be payable or distributable to the Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless (i) the circumstances giving rise to such Change in Control, Disability or termination of employment, as the case may be, meet any description or definition of “change in control event,” “disability” or “separation from service,” as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any amount upon a Change in Control, Disability or termination of employment, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “change in control event,” “disability” or “separation from service,” as the case may be, or such later date as may be required by subsection (c) below. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

(c) Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and

(ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder: provided, however, that the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

18. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

(b) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(c) Amendments. This Agreement may not be amended or modified otherwise than-by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Brian R. Adams
54 Douglas Road
Needham, MA 02492

If to the Company:	Keryx Biopharmaceuticals, Inc.
750 Lexington Ave.
20th Floor
New York, NY 10022
Attention: CEO

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g) Waivers. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h) Entire Agreement. This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

(i) Arbitration. In the event that a dispute arises between the parties regarding the formation, interpretation and/or the terms and conditions of this Agreement and/or if there arises any other claim or legal dispute between the parties with respect to Executive’s employment or the termination thereof (the “Dispute”), the complaining party shall submit the Dispute in writing to the other party for resolution. If the Dispute is not resolved between the parties within thirty (30) days of the date the Dispute is submitted in writing to the other party, the complaining party must make a demand for final and binding arbitration in New York, New York before an arbitrator pursuant to the Employment Arbitration Rules of the American Arbitration Association in effect at the time of the Dispute (the “AAA Rules”) if the complaining party wishes to pursue the Dispute (“Demand for Arbitration”). Provided, however, that the foregoing shall not preclude the Company from immediately seeking injunctive or other equitable relief in a court of competent jurisdiction in connection with Executive’s breach or threatened breach of the Restrictive Covenants or the provisions set forth in Sections 13 or 14 of this Agreement. The parties expressly understand that by agreeing to this arbitration provision, they are agreeing to waive any rights to a civil action and/or jury trial regarding any Disputes between them. The parties shall share all costs, filing fees, and administrative fees for the arbitration equally as they come due; the parties shall be responsible for their own attorneys’ fees, witness fees, and travel costs. The arbitrator shall have the authority to rule on any and all issues properly presented in the Demand for Arbitration and/or pursuant to the AAA Rules and may award any and all relief provided under applicable law. The arbitrator’s award may be enforced, vacated, modified or corrected as set forth in the Federal Arbitration Act, 9 U.S.C § 1 et seq. This Agreement shall be governed by the Federal Arbitration Act, 9 U.S.C § 1 et seq., as amended, and the applicable rules of the American Arbitration Association set forth in this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of Executive, the Company and their respective permitted successors and assigns.

(j) Timing of Release. Whenever in this Agreement a payment or benefit is conditioned on the Executive’s execution of a release of claims, the Company shall provide such release to the Executive promptly following the Date of Termination, and such release must be executed and all revocation periods shall have expired in accordance with terms set forth in the release, but in no case later than sixty (60) days after the Date of Termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes non-exempt “deferred compensation,” then, subject to Section 17(c) above, such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Date of Termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period.

(k) Counterparts; Scanned Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party. A counterpart executed and delivered by PDF or facsimile shall be sufficient for the Agreement to become effective.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Brian R. Adams
Brian R. Adams

KERYX BIOPHARMACEUTICALS, INC.

/s/ Ron Benstur
Ron Bentsur
CEO

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